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                                                                   EXHIBIT 10.34

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         This first amendment (the "Amendment") to the employment agreement dated as of August 20, 1996 (the "Agreement") by and between StaffMark, Inc. (the "Company"), and Terry Bellora ("Employee"), is made and entered as of September 17, 1999 between the Company and Employee.

         WHEREAS, the terms of Employee's overall executive compensation package and the terms of this Amendment have been the subject of deliberation by the Compensation Committee of the Board of Directors of StaffMark (the "Compensation Committee") at meetings held on March 11, 1999, May 7, 1999, June 17, 1999 , August 2, 1999, August 12, 1999, September 15, 1999, and September 17, 1999.

         WHEREAS, the Compensation Committee of the Board of Directors of StaffMark has been delegated authority, by the Board of Directors of StaffMark at its meeting on August 12, 1999, to determine the terms of, and approve, the Amendment;

         WHEREAS, the Company believes that its interests would best be served by securing Employee's continued employment; and

         WHEREAS, the Company believes that, to achieve this goal, it is necessary to extend the term of the Agreement, to revise the Agreement to reflect certain modifications to the terms of the Employee's employment, to provide severance benefits in additional specified circumstances, and to provide certain benefits in the event of a change in control of the Company; and



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         WHEREAS, the Compensation Committee has determined that the Amendment is in the best interests of StaffMark and has approved the Amendment on September 17, 1999.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. Effective April 1, 1999, paragraph 2(a) of the Agreement is amended by deleting "$150,000 per year" in the first line thereof and replacing it with "$200,000 per year through September 30, 1999 and thereafter $250,000 per year, in each case."

         2. Paragraph 4(a) of the Agreement is deleted and is replaced with the following provisions:


                  "(a) Employee agrees to provide services hereunder at the Company's corporate headquarters in Fayetteville, Arkansas as required or as requested by the Company's Chief Executive Officer, and to travel as necessary to provide such services; provided, however, that the Company will provide office space and necessary clerical and technical support at its Jacksonville and Orlando, Florida offices, and will provide necessary office equipment and technical support at Employee's Palm Coast, Florida residence, for the convenience of Employee when he is neither traveling on Company business nor required to be at corporate headquarters."

         3. Paragraph 5 of the Agreement is amended by

            (a) deleting "for five (5) years" in the first line thereof and replacing it with "until April 1, 2002."


            (b) inserting (i) the phrase "or Resignation without Good Reason" following the caption "Good Cause" in subparagraph (c) and (ii) the phrase "or termination by Employee for circumstances other than Good Reason (as defined herein)," before the word "Employee" on the last line of subparagraph (c).

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            (c) deleting subparagraphs (d) - (f) (excluding the final unlettered paragraph of paragraph 5) and replacing them with the following provisions:

                                    "(d) Without Cause or for Good Reason.
                        Except under circumstances described in paragraph 9 of this Agreement, at any time after the commencement of employment, the Company may, without cause, terminate this Agreement and Employee's employment, or Employee may terminate this Agreement and his employment for Good Reason (as defined below), effective thirty (30) days after written notice is provided to the other party by the party terminating this Agreement. In either case, Employee shall receive from the Company two payments, each equal to one-half of the following: the amount of Employee's base salary (without offset for any compensation received by Employee from any subsequent employment by any person other than by any affiliate of the Company or in violation of Section 3 of this Agreement) for a period which is the greater of (A) sixty (60) days from the date of such termination or (B) the lesser of two years or the remaining term of this Agreement. The first payment shall be due on the effective date of termination and the second payment shall be due ninety days after the effective date of termination. Upon the effective date of termination in either case, all Options granted to Employee in paragraph 2(c)(viii) shall become immediately exercisable. Further, any such termination shall operate to shorten the period set forth in paragraph 3(b) and during which the terms of paragraph (3) apply to one (1) year from the date of


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                        termination of employment. In addition, in the case of
                        any such termination, Employee shall be permitted to continue health care coverage for himself and his eligible dependents until he reaches age 65, (i) under the terms of the applicable Company sponsored health care plan by which he was covered at the time of such termination of employment, as such plan may be in effect or may be modified from time to time, in consideration for Employee's payment of such premiums as may be required to be paid by active employees of the Company from time to time ("Required Premium Payments") or (ii) if such Company sponsored health care plan does not by its terms allow Employee's participation or continued participation, the Company shall obtain (in return for Required Premium Payments) insurance coverage on behalf of Employee and/or Employee's eligible dependents that provides all benefits otherwise provided under such Company sponsored health care plan or, at the Company's election (in return for Required Premium Payments), shall provide such benefits from its own assets (collectively, "Continued Health Care Coverage"). "Good Reason" shall mean any of the following circumstances unless remedied by the Company within thirty (30) days after receipt of written notification by Employee that such circumstances exist or have occurred: (A) assignment to Employee of any duties inconsistent with Employee's position, authority, duties or responsibilities as contemplated by paragraph 1 of the Agreement, or any other action by the Company that results in diminution of such position, authority, duties or


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                        responsibilities; (B) any material failure by the
                        Company to comply with any of the material provisions of the Agreement; or (C) without Employee's consent, a requirement that Employee perform services hereunder at a location or locations other than the locations contemplated by paragraph 4 of the Agreement."

         (d) deleting "(e)" in the first line of the final paragraph thereof and replacing it with "(d)," and inserting "Except as otherwise provided in clauses
(a) through (d) above," at the beginning of the second sentence of such final paragraph.

         4. Paragraph 9 of the Agreement is amended by deleting the comma and the words preceding the comma on the first line of subparagraph (a), and by deleting subparagraphs (b) and (c) thereof and replacing them with the following new subparagraphs (b) and (c):



                  "(b) If Employee's employment with the Company is terminated within two years following a Change in Control, either by the Company for any reason or no reason or by the Employee for Good Reason only, (i) the Company shall pay Employee a lump sum in the amount of two (2) times the sum of (A) Employee's base salary then in effect and (B) the greater of $100,000.00 or his bonus for the year immediately preceding the year in which the termination of his employment occurs, such lump sum payment to be due and payable on the effective date of the termination of Employee's employment; (ii) the provisions of paragraph 5(d) relating to exercisability of Options and Continued Health Care Coverage shall apply; and (iii) the non-competition provisions of paragraph 3 shall apply for a period of one (1) year from the effective date of termination if employment is terminated by Employee, and shall not apply at all if employment is terminated by the Company.

                  (c) (i) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by StaffMark to or for the benefit of

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                  Employee, whether paid or payable or distributed or
                  distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement that are determined to be "parachute payments" within the meaning of section 280G(b)(2) of the Code (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall not be paid or distributed in the amounts or at the times otherwise required by this Agreement, but shall instead be paid or distributed annually, beginning as of the effective date of the termination of Employee's employment and thereafter on each anniversary thereof, in the maximum substantially equal amounts and over the minimum number of years that are determined to be required to reduce the aggregate present value of Agreement Payments to an amount that will not cause any Payment to be non-deductible under section 280G of the Code. For purposes of this paragraph 9, present value shall be determined in accordance with section 280G(d)(4) of the Code.

                           (ii) All determinations to be made under this
                  paragraph 9 shall be made by StaffMark's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to StaffMark and Employee within 10 days of the effective date of the termination of Employee's employment. Any such determination by the Accounting Firm shall be binding upon StaffMark and Employee.

                           (iii) Within two years after the effective date of
                  the termination of Employee's employment, the Accounting Firm shall review the determinations made by it pursuant to clause
                  (i), above. If at that time, as a result of the uncertainty in the application of section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, the annual amounts of Agreement Payments or the period over which Agreement Payments are paid or distributed, as determined pursuant to clause (i), above, are determined not to satisfy the requirements of clause (i), then the annual amounts of future Agreement Payments and/or the period over which future Agreement Payments are paid or distributed shall be redetermined to satisfy the requirements of clause (i), and all future Agreement Payments shall be paid or distributed in accordance with such redetermination.

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                           (iv) All of the fees and expenses of the Accounting
                  Firm in performing the determinations referred to in clauses
                  (ii) and (iii) above shall be borne solely by StaffMark. StaffMark agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to clauses (ii) and (iii) above, except for claims, damages or expenses resulting from the negligence or misconduct of the Accounting Firm."

         5. Paragraph 9(d) is amended by inserting "and paragraph 9(b)" immediately following "paragraph 5" in the first line thereof and by deleting "and (c)" in the first line thereof.

         6. Paragraph 9(e) shall be deleted and replaced in its entirety by the following:


            (e) ""Change in Control" shall be deemed to have occurred if: (i)
                any person, other than StaffMark or an employee benefit plan of StaffMark, acquires directly or indirectly the "beneficial ownership" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, "Beneficial Ownership") of any voting security of StaffMark and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding StaffMark voting securities of StaffMark; (ii) the individuals
                (A) who, as of the effective date of StaffMark's registration statement with respect to its initial public offering, constitute the Board of Directors of StaffMark (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of StaffMark and whose election, or nomination for election to the Board of Directors of StaffMark was approved by vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board of Directors of StaffMark and whose election, or nomination for election, to the Board of Directors of StaffMark was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming Additional Original Directors immediately following their election), cease for any reason to constitute a majority of the members of the Board of Directors of StaffMark; (iii) the stockholders of StaffMark shall approve a merger or merger agreement involving StaffMark, a consolidation transaction involving StaffMark, a recapitalization or reorganization of


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                StaffMark, a reverse stock split of outstanding StaffMark voting securities, or the consummation of any such transaction if stockholder approval is not sought nor obtained, provided, however, that the foregoing referenced transactions or events in this clause (iii) shall not constitute a "Change of Control" if such transaction or event would result in at least 75% of the total voting power represented by outstanding securities of the surviving or resulting entity (immediately after such transaction or event after giving effect to the consideration issued or transferred in such transaction or event on an as-converted or fully-diluted basis) being Beneficially Owned by at least 75% of the holders of outstanding voting securities of StaffMark immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not altered in the transaction in any material way; or (iv) the stockholders of StaffMark shall approve a plan of complete liquidation of StaffMark or an agreement for the sale or disposition by StaffMark of all or a substantial portion of StaffMark's assets (i.e., 50% or more of the total assets of StaffMark)."

         7. The provisions of paragraph 10 of the Agreement shall be effective as of the date hereof.

         8. Except as otherwise set forth herein, the Agreement shall remain in full force and effect in accordance with its terms from and after the date hereof. All references to the Agreement from and after the date hereof shall be deemed to include the Agreement as amended by the terms hereof.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

EMPLOYEE:                                         STAFFMARK, INC.:

 /s/ TERRY C. BELLORA                       By: /s/ CLETE T. BREWER
----------------------                          ---------------------
     Terry C. Bellora                           Title: Chief Executive Officer


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